Exhibit 99.1

PTC Therapeutics to Host Call to Review Results from its Study of Translarna™ (ataluren) in Patients with Nonsense Mutation Duchenne Muscular Dystrophy

SOUTH PLAINFIELD, N.J., Feb. 4, 2021 -- PTC Therapeutics, Inc. (NASDAQ: PTCT) will host a conference call today at 5:30 p.m. E.T. to review results from its clinical study 045 of Translarna™ (ataluren) in patients with nonsense mutation Duchenne muscular dystrophy.

The webinar can be accessed by dialing (877) 303-9216 (domestic) or (973) 935-8152 (international) five minutes prior to the start of the webinar and providing the passcode 3495760. A live, listen-only webcast can be accessed on the Events and Presentations page under the investor relations section of PTC Therapeutics' website at www.ptcbio.com. The accompanying slide presentation will be posted on the investor relations section of the PTC website. A webcast replay will be available approximately two hours after completion of the webinar and will be archived for 30 days following the webinar.

About Duchenne muscular dystrophy
Primarily affecting males, Duchenne muscular dystrophy (Duchenne) is a rare and fatal genetic disorder that results in progressive muscle weakness from early childhood and leads to premature death in the mid-twenties due to heart and respiratory failure. It is a progressive muscle disorder caused by the lack of functional dystrophin protein. Dystrophin is critical to the structural stability of all muscles, including skeletal, diaphragm, and heart muscles. Patients with Duchenne can lose the ability to walk (loss of ambulation) as early as age ten, followed by loss of the use of their arms. Duchenne patients subsequently experience life-threatening lung complications, requiring the need for ventilation support, and heart complications in their late teens and twenties.

More information regarding Duchenne is available through the Muscular Dystrophy Association and the Parent Project Muscular Dystrophy. Additionally, information and resources are available at www.duchenneandyou.com.

About Translarna™ (ataluren)
Translarna (ataluren), discovered and developed by PTC Therapeutics, Inc., is a protein restoration therapy designed to enable the formation of a functioning protein in patients with genetic disorders caused by a nonsense mutation. A nonsense mutation is an alteration in the genetic code that prematurely halts the synthesis of an essential protein. The resulting disorder is determined by which protein cannot be expressed in its entirety and is no longer functional, such as dystrophin in Duchenne muscular dystrophy. Translarna, the tradename of ataluren, is licensed in the European Economic Area for the treatment of nonsense mutation Duchenne muscular dystrophy in ambulatory patients aged two years and older. Ataluren is an investigational new drug in the United States.

About PTC Therapeutics, Inc.
PTC is a science-driven, global biopharmaceutical company focused on the discovery, development and commercialization of clinically differentiated medicines that provide benefits to patients with rare disorders. PTC's ability to globally commercialize products is the foundation that drives investment in a robust and diversified pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need.

For More Information:
Media & Investors:
Jane Baj
+1 (908) 912-9167
jbaj@ptcbio.com